Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact: Katie MacGillivary Vice President, CFO Ph # - 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial, Inc.
Corporate Headquarters 2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Nicholas Financial Reports

3rd Quarter Results

February 5, 2018 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that its pretax income for the three months ending December 31, 2017 was $.8 million. In the month of December 2017, the Company had a one-time income tax expense adjustment of $3.4 million relating to the Tax Cuts and Jobs Act (“TCJA”) which reduced net income to a net loss. The net loss for the three months ended December 31, 2017 was $2.9 million.

For the three months ended December 31, 2016 the Company had pretax earnings of $2.6 million and net earnings of $1.6 million. Diluted net loss per share decreased to $0.37 for the three months ended December 31, 2017 as compared to diluted earnings per share of $0.21 for the three months ended December 31, 2016. Revenue decreased 7% to $20.5 million for the three months ended December 31, 2017 as compared to $22.0 million for the three months ended December 31, 2016.

The Company announced that its pretax income for the nine months ending December 31, 2017 was $2.7 million. In the month of December 2017, the Company had a one-time income tax expense adjustment of $3.4 million relating to the TCJA which reduced net income to a net loss. The net loss for the nine months ended December 31, 2017 was $1.7 million.

For the nine months ended December 31, 2016 the Company had pretax earnings of $10.5 million and net earnings of $6.5 million. Diluted net loss per share decreased to $0.22 for the nine months ended December 31, 2017 as compared to diluted earnings per share of $0.83 for the nine months ended December 31, 2016. Revenue decreased 5% to $64.1 million for the nine months ended December 31, 2017 as compared to $67.6 million for the nine months ended December 31, 2016.

On December 22, 2017, the Tax Cuts and Jobs Act was passed into law (“TCJA”). The TCJA includes a broad range of tax reform including changes to tax rates and deductions that are effective January 1, 2018. The decrease in the enacted corporate tax rate expected to apply when our temporary differences are realized or settled ultimately resulted in a one-time revaluation of our net deferred tax asset of $3.4 million in December 2017 with a corresponding charge to income tax expense. The tax effects of the TCJA increased income tax expense to a level that reduced net income to a net loss for both the three and nine-month periods ending December 31, 2017.

As noted in prior filings the Company began modifying its underwriting guidelines, including the use of alternative data, in an effort to improve the quality of contracts being purchased. These changes led to approximately a 39% and 36% reduction in Contracts acquired during the three and nine months ended December 31, 2017, respectively, as compared to the three and nine months ended December 31, 2016. The reduction in Contracts purchased during these periods resulted in a reduction of revenue during both the three and nine months ended December 31, 2017 as compared to the three and nine months ended December 31, 2016.

Our net earnings for the nine months ended December 31, 2017 were also affected by a $4.9 million increase in the provision for credit losses as compared to the nine months ended December 31, 2016 due to continued higher charge-offs and past-due accounts.

“Although we are still very aware of excessive competition and its impact on the industry, Nicholas is now more focused on our own operations, procedures and performance. Since I returned to the Company in December 2017, we have recommitted ourselves to the Branch model and all the benefits that model offers. Along with that comes a recommitment to the underwriting discipline and pricing controls that made Nicholas a very successful company for decades. These are the same disciplines and controls that will help us regain control of our portfolio, minimize loses and increase returns,” said Doug Marohn, President and CEO.

Nicholas Financial, Inc. is one of the largest publicly-traded specialty consumer finance companies in North America. The Company operates branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7,885,000 shares of voting common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2017. Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward-looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income (Loss)

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended December 31,		Nine months ended December 31,
	2017	2016	2017		2016
Revenue:
Interest and fee income on finance receivables	$20,526	$22,044		$64,062	$67,606

Expenses:
Operating	8,138	8,484		24,984	26,628
Provision for credit losses	8,989	8,796		28,887	23,966
Interest expense	2,585	2,258		7,483	6,745
Change in fair value of interest rate swaps	—	(81)		17	(184)

	19,712	19,457		61,371	57,155

Operating income before income taxes	814	2,587		2,691	10,451
Income tax expense	3,712	981		4,432	3,972

Net income (loss)	$(2,898)	$1,606		$(1,741)	$6,479

Earnings (loss) per share:
Basic	$(0.37)	$0.21		$(0.22)	$0.83

Diluted	$(0.37)	$0.21	$	(0.22)	$0.83

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	December 31,	March 31,
	2017	2017
Cash	$3,082	$2,855
Finance receivables, net	281,358	317,205
Other assets	11,750	13,552

Total assets	$296,190	$333,612

Line of credit	$178,000	$213,000
Other liabilities	10,493	11,752

Total liabilities	188,493	224,752

Shareholders’ equity	107,697	108,860

Total liabilities and shareholders’ equity	$296,190	$333,612

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	Three months ended December 31, (In thousands)		Nine months ended December 31, (In thousands)
Portfolio Summary	2017	2016	2017	2016
Average finance receivables, net of unearned interest (1)	$321,742	$349,916	$333,660	$345,950

Average indebtedness (2)	$183,615	$210,745	$196,619	$209,875

Interest and fee income on finance receivables	$20,526	$22,044	$64,062	$67,606

Interest expense	2,585	2,258	7,483	6,745

Net interest and fee income on finance receivables	$17,941	$19,786	$56,579	$60,861

Gross portfolio yield (3)	25.52%	25.20%	25.60%	26.06%

Interest expense as a percentage of average finance receivables, net of unearned interest	3.21%	2.58%	2.99%	2.60%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	11.18%	10.05%	11.54%	9.24%

Net portfolio yield (3)	11.13%	12.57%	11.07%	14.22%

Marketing, salaries, employee benefits, depreciation, and administrative expenses as a percentage of average finance receivables, net of unearned interest	10.12%	9.70%	9.98%	10.26%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (4)	1.01%	2.87%	1.09%	3.96%

Write-off to liquidation (5)	13.66%	12.35%	13.00%	11.02%

Net charge-off percentage (6)	10.63%	8.86%	15.20%	8.57%

Allowance percentage (7)	6.59%	4.21%	6.35%	4.26%

Note:	All three-month and nine-month statement of income performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line.
(3)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables, net of unearned interest.
(4)	Pre-tax yield represents net portfolio yield minus administrative expenses (marketing, salaries, employee benefits, depreciation, and administrative), as a percentage of average finance receivables, net of unearned interest.
(5)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases and originations minus ending receivable balance.
(6)	Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, net of unearned interest, outstanding during the period.
(7)	Allowance percentage represents the allowance for credit losses divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”) on a gross basis which includes unearned interest, excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	91 – 120 days	Over 120	Total
December 31, 2017	$439,828	$33,453	$14,039	$7,893	$5,121	$60,506
		7.61%	3.19%	1.79%	1.16%	13.76%
December 31, 2016	$499,549	$35,184	$17,263	$11,072	$8,645	$72,164
		7.04%	3.46%	2.22%	1.73%	14.45%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	91 – 120 days	Over 120	Total
December 31, 2017	$10,566	$254	$102	$32	$83	$471
		2.41%	0.97%	0.30%	0.78%	4.46%
December 31, 2016	$11,511	$282	$155	$61	$64	$562
		2.45%	1.34%	0.53%	0.56%	4.88%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest (1):

	Three months ended December 31, (Purchases in thousands)		Nine months ended December 31, (Purchases in thousands)
Contracts	2017	2016	2017	2016
Purchases	$27,378	$45,941	$80,321	$128,312
Weighted APR	21.68%	21.99%	21.99%	22.20%
Average discount	6.89%	6.87%	7.23%	7.00%
Weighted average term (months)	54	57	55	57
Average loan	$11,577	$11,945	$11,552	$11,727
Number of contracts	2,365	3,846	6,953	10,942

The following table presents selected information on the entire Contract portfolio of the Company (1):

	As of December 31,
Portfolio	2017	2016
Weighted APR	22.21%	22.43%
Weighted average discount	7.25%	7.48%
Weighted average term (months)	57	57
Number of active contracts	33,993	37,834

(1)	The table does not include any selected information on Direct Loans; which only accounts for approximately 2% of the Company’s total receivable portfolio.

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